UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 1, 2006

FISCHER IMAGING CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-19386	36-2756787
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

12300 North Grant Street

Denver, Colorado

80241

(Address of Principal Executive Offices)

(Zip Code)

(303) 452-6800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Certain statements contained in this Current Report on Form 8-K constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include the amount and timing of the restructuring charge accrual and payment.  These statements involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from such forward-looking statements. The forward-looking statements contained herein are also subject to risk and uncertainties generally applicable to Fischer’s business, certain of which are described as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004.  Readers are cautioned to avoid placing undue reliance on such forward-looking statements, which speak only as of the date the statements are made.  It is recommended that our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2005, June 30, 2005 and Sept. 30, 2005  be read together with this report to better understand our business, results of operations and financial condition.

ITEM 1.01  Entry into a Material Definitive Agreement.

On March 7, 2006, Fischer Imaging Corporation (“Fischer”) entered into amendments (the “Amendments”) to its Independent Contractor Agreements, each dated effective as of December 2, 2005, with Steven L. Durnil, its President and Chief Executive Officer, and David Kirwan, its Vice President and Chief Financial Officer.  The Amendments extend the term of the Independent Contractor Agreements from March 31, 2006 until June 30, 2006, so that Mr. Durnil and Mr. Kirwan will continue in their respective positions as independent contractors of Fischer until June 30, 2006 unless the Independent Contractor Agreements, as amended, are extended or earlier terminated.  In addition, the termination provisions of the Independent Contractor Agreements were amended to increase the number of days of prior written notice required to be given by Fischer or by Mr. Durnil or Mr. Kirwan, as applicable, in order to terminate the agreements from twenty (20) to thirty (30) days.  All other provisions of the Independent Contractor Agreements remain unchanged.

Item 2.05               Costs Associated with Exit or Disposal Activities

In March 2006, Fischer entered into severance arrangements with an additional 34 employees which would result in the payment of approximately $0.5 million of separation pay to such employees in the event of their involuntary terminations prior to December 31, 2006.

In the Form 10-Q for the quarter ended June 30, 2005, Fischer announced that it had entered into severance and retention arrangements with certain senior executive officers and other non-senior executive employees of Fischer for total estimated payments of $3.2 million.  Certain events since the filing of the Form 10-Q caused Fischer to adjust its estimate of severance and retention expenses and charges.  On December 14, 2005, Fischer announced it had entered into agreements, effective as of December 2, 2005, with Steven L. Durnil, its President and Chief Executive Officer, and David Kirwan, its Senior Vice President and Chief Financial Officer, terminating their employment relationships and entering into independent contractor arrangements with Fischer.  As a result, $0.8 million of the severance and retention payments previously accrued with respect to Mr. Durnil and Kirwan were settled for a lesser amount.  On January 23, 2006, Fischer announced it expected to recognize an additional $0.5 million pre-tax restructuring charge related to cash severance payments for those service employees who signed retention agreements to ensure the transition of the service business to Kodak.  Also, certain non-senior executive employees terminated their employment from Fischer prior to earning approximately $0.9 million in severance and retention under agreements.

As a result, the estimated restructuring charges are expected to be less than the $3.2 million originally approved by the Board.  With the additional $0.5 million in severance to be paid in connection with the March 2006 severance agreements, the cumulative severance and retention payments for 2005 and 2006 are currently estimated to be $2.5 million and are estimated to be recognized as pre-tax restructuring charges as follows (in thousands):

Year-ended December 31, 2005	$851
Three-months ending March 31, 2006	900
Three-months ending June 30, 2006	471
Three-months ending September 30, 2006	132
Three-months ending December 31, 2006	132

The recognition of expense could be accelerated if Fischer terminates the employment of additional employees prior to December 31, 2006.  The amount to be recognized as expense could be lower if employees accept other employment prior to their involuntary termination dates or if those employees who are party to retention agreements receive notification of involuntary termination prior to June 30, 2006.

Approximately $0.5 million of the cumulative $2.5 million was paid by December 31, 2005.  Fischer expects that approximately $0.9 million will be paid during the three-months ending March 31, 2006.  Approximately $0.3 million is expected to be paid in the month of April 2006.  The remaining $0.8 million will be paid after employees receive notification of an involuntary termination and their employment is terminated.

ITEM 9.01     Financial Statements and Exhibits

(d)  Exhibits

                The following Exhibits are filed as part of this report:

EXHIBIT NO.	DESCRIPTION
10.1	Amendment to Independent Contractor Agreement, dated March 7, 2006, between Fischer and Steven L. Durnil.
10.2	Amendment to Independent Contractor Agreement, dated March 7, 2006, between Fischer and David Kirwan.

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISCHER IMAGING CORPORATION

Date: March 7, 2006	By:	/s/ Steven L. Durnil
Steven L. Durnil
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Amendment to Independent Contractor Agreement, dated March 7, 2006, between Fischer and Steven L. Durnil.
10.2	Amendment to Independent Contractor Agreement, dated March 7, 2006, between Fischer and David Kirwan.